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This sales agreement is entered into effective as of the 10th day of March 1999, by and between DOMAIN GIANT, INC., a Delaware corporation and iChargeit Inc., a Nevada corporation.

Domain Giant, Inc. will sell to iChargeit Inc. its rights to the domain www.yohoo.com, the pending trademark application for Yohoo and the domain www.vaahoo.com for the following from iChargeit Inc.

1. iChargeit Inc. will pay four thousand (4,000) shares of iChargeit Inc. common stock restriced for one (1) year and four thousand (4,000) shares of iChargeit Inc. common stock free trading to Domain Giant, Inc. on or before April 15, 1999.

2. iChargeit Inc. will build and maintain at no charge for Domain Giant, Inc. a store in the front of the iChargeit.com mall called Yohoo Classified Ads.

3. iChargeit Inc. will build and maintain at no charge a storefront (name to be determined) in the iChargeit.com Cyberswapmeet store for Phil Vespucci and Daniel C. Leary. Contents of the storefront also to be determined but must abide to the iChargeit.com rules.

4. iChargeit Inc. will pay Domain Giant, Inc. 25% of the gross revenue generated from the sale of classified ads in the Yohoo Classified Ads Store monthly. IChargeit Inc. will provide a "download feature" that will permit daily, weekly or monthly reports of sales activity providing an accounting basis and audit trail.

5. iChargeit Inc. and Domain Giant, Inc. will share evenly (50% - 50%) the banner advertising revenue generated from the Yohoo Classified Ads Store pages payable monthly. Ichargeit Inc. will provide a "download feature" that will permit daily, weekly or monthly reports of sales activity providing an accounting basis and audit trail.

6. iChargeit, Inc. will transfer to Domain Giant, Inc. six thousand 6,000 shares of tradable and seven thousand 7,000 shares of restricted (for one year) iChargeit Inc. stock on or before March 15, 1999.

7. iChargeit Inc. will gather the advertising accounts for placing banner ads on the Yohoo Classified Ads Store pages.

8. Guaranteed stock prices:

If the price of iChareit, Inc. stock is below three dollars $3.00 per share on April 15, 1999, iChargeit Inc. will issue a check to Domain Giant, Inc. for the difference between the selling price on April 15,1999 and three dollars $3.00 per share for the 6,000 shares of tradable stock transferred. Surrendering or selling the stock on April 15, 1999 is the option of Domain Giant, Inc.

If the iChargeit, Inc. stock price is below five dollars $5.00 on March 15, 2000, iChargeit Inc. will issue a check to Domain Giant, Inc. for the difference between the selling price on March 15, 2000 and five dollars $5.00 per share for the seven thousand 7,000 shares of restricted stock transferred. Surrendering or selling the stock on March 15, 2000, (on which date all restrictions on the share are released) is the option of Domain Giant, Inc.

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9. Guaranteed revenue streams from the classified ads and the banner advertising.

In the second quarter 1999 April through June, if the total revenue paid to Domain Giant, Inc. is below Five Thousand Dollars ($5,000) iChargeit Inc. will issue a check to Domain Giant, Inc. for the difference between the actual revenue paid and Five Thousand Dollars $5,000.00.

In the third quarter 1999 July through September, if the total revenue paid to Domain Giant, Inc. is below Seven Thousand Dollars ($7,500) iChargeit Inc. will issue a check to Domain Giant, Inc. for the difference between the actual revenue paid and Seven Thousand Dollars $7,500.00.

In the fourth quarter 1999 October through December, if the total revenue paid to Domain Giant, Inc. is below Ten Thousand Dollars $10,000 iChargeit Inc. will issue a check to Domain Giant, Inc. for the difference between the actual revenue paid and Ten Thousand Dollars $10,000.00.

Beginning in January 2000, if the total monthly revenue paid to Domain Giant, Inc. is below Five Hundred Dollars ($500.00) per month, iChargeit Inc. will issue a check to Domain Giant, Inc. for the difference between the actual revenue paid and Five Hundred Dollars $500.00.

9a. If the www.yohoo.com and w.w.w.yaahoo.com domain sites generate less than two hundred thousand (200,000) site visits per quarter the through each quarter (2nd, 3rd and 4th) of 1999, the above guaranteed revenue from the classified ads and banner advertising will be adjusted by the percentage of the actual site visits per quarter divided by 200,000. If the site visits exceed 200,000 visits in each quarter the full guarantees will apply.

10. If iChargeit Inc. is forced to surrender the www.Yohoo.com and www.Yaahoo.com domain names, on that day all remaining, if any, stock price and revenue stream guarantees and free store site maintenance are void, and Domain Giant Inc. shall have no further obligation to iChargeit, Inc. The 25% of classified ad revenue and 50% of banner advertising shall remain in perpetuity.

11. Indemnification: iChargeit Inc. agrees to indemnify Domain Giant, Inc. against, and hold him harmless against any and all claims arising from the use of the domain names www.Yohoo.com and www.Yaahoo.com.

12. Domain Giant, Inc. cannot sell or assign its interest in the Yohoo Classified Ads storefront in the iChargeit.com Internet mall without prior written consent from iChargeit Inc.

13. In the event, the iChargeit.com Internet mall and or iChargeit, Inc. is acquired by or merged into another company this agreement will survive in perpetuity.

14. This Agreement constitutes the entire understanding between the parties, and there are no representations, promises or warranties other than as expressly set forth herein. This Agreement may only be modified by written agreement executed by the parties hereto.

15. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

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The parties hereto have caused this agreement to be executed effective under proper authority as of the date and year first above written.


         /s/ Fletcher B. Leary                                 3/10/99
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Domain Giant, Inc.         Fletcher B. Leary         Date:



         /s/ Jesse Cohen                                       3/11/99
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Jesse Cohen                                                   Date:
Ichargeit Inc.